Schedule 14A Information

                    Proxy Statement Pursuant to Section 14(a)
                          of the Securities Act of 1934

Filed by Registrant  [ X ]
Filed by a Party other than Registrant  [   ]

Check the appropriate box:

    [   ] Preliminary Proxy Statement
    [ X ] Definitive Proxy Statement
    [   ] Definitive Additional Materials
    [   ] Soliciting Material Pursuant to ss. 240.14a-11(c) or
                        ss. 240.14a-12


                  Corporate Property Associates 10 Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


          (Name of Person(s) Filing Proxy Statement) Michael B. Pollack

Payment of Filing Fee (Check the appropriate box):

[ X ] $125 per Exchange Act Rules 0-11(c)(1)(ii),
      14a-6(i)(1), or 14a-6(j)(2).

[   ] $500 per each party to the  controversy  pursuant to  Exchange  Act Rule
      14a-6(i)(3).

[   ] Fee Computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of  securities  to which  transaction  applies:
             Common Stock
         (2) Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         (4) Proposed maximum aggregate value of transaction:

Set forth the amount on which the filing fee is calculated and state how it was determined:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount previously paid:
        (2) Form, Schedule or Registration Statement No.:
        (3) Filing Party:
        (4) Date Filed:

[GRAPHIC-LOGO CPA:10]
[LETTERHEAD FOR Corporate Property Associates 10 Incorporated
                Carey Property Advisors]


                                                                     May 4, 1998


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD WEDNESDAY, JUNE 10, 1998


     The Annual Meeting of the Shareholders of Corporate Property Associates 10 Incorporated will be held at the executive offices of the Company, 50 Rockefeller Plaza, New York, New York 10020 on Wednesday, June 10, 1998 at 10:00 a.m. for the following purposes:


     1. To elect five Directors for the following year.


     2. To allow the Company to use stock to pay fees to the Advisor.


     3. To transact such other business as may properly come before the meeting.


     The Directors have fixed the close of business on April 13, 1998 as the record date for the Shares entitled to vote at the meeting. If you are present at the meeting, you may vote in person even though you have previously delivered your proxy.


                                              By Order of the Board of Directors




                                              /s/H. Augustus Carey
                                              --------------------
                                              H. Augustus Carey
                                              Secretary



     SHAREHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE BUSINESS REPLY ENVELOPE PROVIDED. SHAREHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON.








W. P. Carey & Co., Inc., 50 Rockefeller Plaza, New York, NY 10020 212-492-1100 Fax 212-977-3022

                 CORPORATE PROPERTY ASSOCIATES 10 INCORPORATED

                                 PROXY STATEMENT
                                   MAY 4, 1998

     The enclosed proxy is solicited by the Directors of Corporate Property Associates 10 Incorporated (the "Company") for use at the Annual Meeting of Shareholders to be held at the offices of the Company, 50 Rockefeller Plaza, New York, New York at 10:00 a.m. on Wednesday, June 10, 1998 (the "Annual Meeting"). The proxy may be revoked at any time prior to voting thereof by notifying the persons named in the proxy of intention to revoke, by execution and delivery of a later dated proxy or by appearing at the Annual Meeting and voting in person the Shares to which the proxy relates. Shares represented by executed proxies will be voted, unless a different specification is indicated therein, for election as Directors of the persons named therein.

     The Proxy Statement and the enclosed proxy were mailed on or about May 4, 1998 to Shareholders of record at the close of business on April 13, 1998 (the "Record Date"). The Company has mailed each Shareholder of record as of the Record Date an Annual Report that includes audited financial statements for the year ended December 31, 1997.

     The holders of a majority of the Shares entitled to vote present at the Annual Meeting in person or represented by proxies will constitute a quorum for the transaction of business. The affirmative vote of a plurality of the Shares whose holders constitute a quorum is required to elect Directors. At the close of business on the Record Date, the Company had 7,206,642 Shares outstanding and entitled to vote. Each Share has one vote on all matters including those to be acted upon at the Annual Meeting.

     The mailing address of the Company is 50 Rockefeller Plaza, New York, New York 10020. Notices of revocation of proxies should be mailed to that address.

     The Company will provide Shareholders, without charge, a copy of the company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1997, including the financial statements and schedules attached thereto, upon written request to Ms. Susan C. Hyde, Director of Investor Relations of the Company, at Corporate Property Associates 10 Incorporated, 50 Rockefeller Plaza, New York, New York 10020.

Election of Directors

     At the Annual Meeting, five Directors are to be elected, each to hold office until the next Annual Meeting of Shareholders and until his successor is duly elected and qualified, except in the event of death, resignation or removal. Unless otherwise specified, proxies solicited hereby will be voted for the election of the nominees listed below, except that in the event any of those named should not continue to be available for election, discretionary authority may be exercised to vote for a substitute. No circumstances are presently known that would render any nominee named herein unavailable. All of the nominees are now members of the Board of Directors.

     The nominees, their ages, the year of election of each of the Board of Directors, their principal occupations during the past five years or more, and directorships of each in public companies in addition to the Company, are as follows:

Election of Directors

    William P. Carey, age 67, Chairman and Chief Executive Officer, has been active in lease financing since 1959 and a specialist in net leasing of corporate real estate property since 1964. Before founding W. P. Carey & Co., Inc. ("W. P. Carey") in 1973, he served as Chairman of the Executive Committee of Hubbard, Westervelt & Mottelay (now Merrill Lynch Hubbard), head of Real Estate and Equipment Financing at Loeb Rhoades & Co. (now Lehman Brothers), and head of Real Estate and Private Placements, Director of Corporate Finance and Vice Chairman of the Investment Banking Board of duPont Glore Forgan Inc. A graduate of the University of Pennsylvania's Wharton School, Mr. Carey is a Governor of the National Association of Real Estate Investment Trusts (NAREIT) and a Trustee of The Johns Hopkins University and other educational and philanthropic institutions. He has served for many years on the Visiting Committee to the Economics Department of the University of Pennsylvania and co-founded with Dr. Lawrence R. Klein the Economics Research Institute at that university. Mr. Carey also serves as Chairman of the Boards and Chief Executive Officer of CIPTM and CPA(R):12. Mr. Carey is the brother of Francis J. Carey and an uncle of H. Augustus Carey.

     Ralph G. Coburn, Rear Admiral USNR (Ret.), age 88, is former President and Chief Executive Officer of Hubbard Real Estate Investments (now HRE Properties) ("Hubbard"), a $100,000,000 equity REIT sponsored by Merrill Lynch and listed on the New York Stock Exchange. While with Hubbard, he was also Senior Vice President and a director of Merrill Lynch Hubbard, Inc., advisor to Hubbard and a specialist in real estate and corporate finance. With Merrill Lynch Hubbard's predecessor corporation, Admiral Coburn had been engaged in a diversity of real estate activity for more than 20 years. A graduate of Harvard College, Harvard Law School and the Naval War College, Admiral Coburn previously served as managing director of the National Association of Real Estate Investment Trusts, Washington, DC, representing the multi-billion dollar REIT industry, and also serves as a Director of CIPTM and CPA(R):12. Admiral Coburn was elected to the Board of Directors of the Company in 1993.

    William Ruder, age 76, elected Director in 1997, is Chairman of the Board of William Ruder Incorporated, a consulting firm founded in 1981. From 1948 to 1981, Mr. Ruder was in partnership with David Finn at the firm of Ruder & Finn, an international public relations company. He is a former Assistant Secretary of Commerce of the United States and is on the board of directors of the United Nations Association of the United States of America, Junior Achievement and the Council on Economic Priorities. He is a member of the Board of Overseers of the Wharton School of the University of Pennsylvania and has also served as a consultant to the Communications Advisory Board to the White House Press Secretary, the Committee for Economic Development and the Office of Overseas Schools for the U.S. State Department. Mr. Ruder is a Tobe Lecturer at Harvard Graduate School of Business and is associated with several other business, civic and cultural organizations. He received a B.S.S. degree from the City College of New York. Mr. Ruder served as a Director of W. P. Carey & Co. from 1987 to 1990. He also is a Director of CIPTM and CPA(R):12.

    George E. Stoddard, age 81, elected to the Board of Directors in June 1997, was until 1979 officer-in-charge of the Direct Placement Department of The Equitable Life Assurance Society of the United States ("Equitable"), with responsibility for all activities related to Equitable's portfolio of corporate investments acquired through direct negotiation. Mr. Stoddard was associated with Equitable for over 30 years. He holds an A.B. degree from Brigham Young University, an M.B.A. from Harvard Business School and an LL.B. from Fordham University Law School. Mr. Stoddard also serves as a Managing Director of W. P. Carey & Co.

    Warren G. Wintrub, age 62, elected Director in June 1997, retired in 1992 from Coopers and Lybrand in 1963 and specialized in tax matters and served on that firm's Executive Committee from 1976 to 1988 and as Chairman of its Retirement Committee from 1979 to 1992. Mr. Wintrub holds a B.S. from Ohio State University and an LL.B. from Harvard Law School. He currently serves as a director of Chromcraft Revington, Inc. and Getty Petroleum Co. Mr. Wintrub is a director of CIPTM and CPA(R):12.

Executive Officers Who Are Not Directors

    Barclay G. Jones III, age 37, is a Vice Chairman and Managing director of W.
P. Carey & Co. Mr. Jones joined W. P. Carey & Co. as Assistant to the President in July 1982 after his graduation from the Wharton School of the University of Pennsylvania where he majored in Finance and Economics. Mr. Jones has served as a director of W. P. Carey & Co. since April 1992 and is a director of the Wharton School Club of New York. Mr. Jones is a director of CPA(R):14.

    Steven M. Berzin, age 48, was elected Executive Vice President, Chief Financial Officer, Chief Legal Officer and a Managing Director of W. P. Carey & Co. in July 1997. From 1993 to 1997, Mr. Berzin was Vice President - Business Development of General Electric Capital Corporation in the office of the Executive Vice President and, more recently, in the office of the President, where he was responsible for business development activities and acquisitions. From 1985 to 1992, Mr. Berzin held various positions with Financial Guaranty Insurance Company, the last two being Managing Director, Corporate Development and Senior Vice President and Chief Financial Officer. Mr. Berzin was associated with the law firm of Cravath, Swaine & Moore from 1977 to 1985 and from 1976 to 1977, he served as law clerk to the Honorable Anthony M. Kennedy, then a United States Circuit Judge. Mr. Berzin received a B.A. and M.A. in Applied Mathematics from Harvard University, a B.A. in Jurisprudence and an M.A. from Oxford University and a J.D. from Harvard Law School.

    Claude Fernandez, age 45, is a Managing Director, Executive Vice President and Chief Administrative Officer of W. P. Carey & Co. Mr. Fernandez joined W. P. Carey & Co. as Assistant Controller in March 1983, was elected Controller in July 1983, a Vice President in April 1986, a First Vice President in April 1987, a Senior Vice President in April 1989 and Executive Vice President in April 1991. Prior to joining W. P. Carey & Co., Mr. Fernandez was associated with Coldwell Banker, Inc. in New York for two years and with Arthur Andersen & Co. in New York for over three years. Mr. Fernandez, a Certified Public Accountant, received a B.S. in Accounting from New York University in 1975 and an M.B.A. in Finance from Columbia University Graduate School of Business in 1981.

    H. Augustus Carey, age 41, is a Senior Vice President and a Managing Director at W. P. Carey & Co. He returned to W. P. Carey & Co. as a Vice President in 1988 and was elected a First Vice President in April 1992. Mr. Carey previously worked for W. P. Carey & Co. from 1979 to 1981 as Assistant to the President. From 1984 to 1987, Mr. Carey served as a loan officer in the North American Department of Kleinwort Benson Limited in London, England. He received his A.B. in Asian Studies from Amherst College in 1979 and a M.Phil. in Management Studies from Oxford University in 1984. He is the son of Francis J. Carey and the nephew of William P. Carey.

    John J. Park, age 33, is a Managing Director and Treasurer of W. P. Carey & Co. Mr. Park became a First Vice President of W. P. Carey & Co. in April 1993 and a Senior Vice President in October 1995. Mr. Park joined W. P. Carey as an Investment Analyst in December 1987 and became a Vice President in July 1991. Mr. Park received a B.S. in Chemistry from Massachusetts Institute of Technology in 1986 and an M.B.A. in Finance from the Stern School of New York University in 1991.

    Michael D. Roberts, age 46, elected Senior Vice President in April 1998, joined W. P. Carey & Co. in April 1989 as a Second Vice President and Assistant Controller and was named Vice President and Controller in October 1989 and First Vice President in July 1990. From August 1980 to February 1983 and from September 1983 to April 1989, he was employed by Coopers & Lybrand and held the position of Audit Manager at the time of his departure. A Certified Public Accountant, Mr. Roberts received his undergraduate degree from Brandeis University and his M.B.A. from Northeastern University.

Committees of the Board of Directors

     The Board of Directors of the Company has a standing Audit Committee (the "Audit Committee") which is chaired by Mr. Wintrub. The Audit Committee, which held one meeting in 1997 attended by all members, reviews on behalf of the Board of Directors the financial information provided to Shareholders, regulatory authorities and governmental agencies for accuracy, reliability and completeness. In addition, it reviews the Company's systems of internal control and accounting policies for effectiveness in safeguarding the assets of the Company. Members of this Audit Committee include Warren G.
Wintrub, William Ruder, and William P. Carey.

     The Board of Directors of the Company does not have a standing nominating or compensation committee.

Board Meetings and Directors' Attendance

     There were four Board meetings held in 1997. No incumbent Director attended less than 75% of the total number of Board and Audit Committee meetings held in 1997.

Compensation of Directors and Executive Officers

     The Company has no employees. Day-to-day management functions are performed by Carey Property Advisors, L.P.(the "Advisor"). Please see the section titled "Certain Transactions" for a description of the contractual arrangement between the Company and the Advisor.

     During 1997, the Company paid no cash compensation to any of its executive officers.

     During 1997, the Directors as a group received fees of $79,666.66.  William
P. Carey and George Stoddard did not receive compensation for serving as Directors.

Securities Ownership by Management

     "Beneficial Ownership" as used herein has been determined in accordance with the rules and regulations of the Securities and Exchange Commission and is not to be construed as a representation that any of such shares are in fact beneficially owned by any person. As of the Record Date, there are no Shareholders known to the Company who own beneficially 5% or more of the outstanding Shares.

     The following table sets forth the number of shares of the Company's common stock beneficially owned by each of the Directors, by each of the executive officers and by all Directors and executive officers of the Company as a group as of the Record Date:

                                                      Amount and Nature
                                                       of Beneficial
Title of                           Name of             Ownership of        Percent
 Class                         Beneficial Owner        Common Stock       of Class
 -----                         ----------------        ------------       --------
 Common                      William P. Carey             44,150 (1)           *
 Common                      Ralph G. Coburn               1,000               *
 Common                      William Ruder                 1,500               *
 Common                      George E. Stoddard               --               *
 Common                      Warren G. Wintrub             1,000               *
 Common                      Barclay G. Jones III            500 (2)           *
 Common                      Steven M. Berzin                --                *
 Common                      Claude Fernandez                500 (3)           *
 Common                      H. Augustus Carey             3,000 (4)           *
 Common                      John J. Park                     --               *
 Common                      Michael D. Roberts              500               *
 Directors & Executive
   Officers as a Group
   (11 persons)                                           52,150               *

-----------
(*) Less than 1% of class of shares.
(1) 20,000 of these shares are owned by the Advisor, which is controlled by Mr. Carey, and 22,150 are held by the W. P. Carey Foundation.
(2) These shares are held by Mr. Jones in a custodial account for one of his children. (3) These shares are held by Mr. Fernandez in a custodial account for one of his children. (4) Mr. Carey holds 2,000 of these share in a custodial account for his children.

Board Compensation Committee Report on Executive Compensation

     Securities and Exchange Commission Regulations require the disclosure of the compensation policies applicable to executive officers in the form of a report by the compensation committee of the Board of Directors (or a report of the full Board of Directors in the absence of a compensation committee). As noted above, the Company has no employees and pays no compensation. As a result, the Board of Directors has not considered compensation policy for employees and has not included a report with this proxy statement.

Performance Graph

     The graph below provides an indicator of cumulative shareholder returns for the Company as compared with the S&P 500 Stock Index and a Peer Group(1).

                 [GRAPHIC-GRAPH PLOTTED TO POINTS LISTED BELOW]

                             Five Year Return Among
                   CPA:10, S&P 500 Index and Peer Group Index

                                   1993      1994      1995      1996      1997
                        --------------------------------------------------------
S&P 500                 100.00    110.06    111.51    153.44    196.10    261.52
CPA:10                  100.00    108.20    117.13    126.84    137.36    147.45
Peer                    100.00    107.80    115.52    124.42    133.84    143.69
Peer w/o CIP & CPA:12   100.00    110.91    119.03    128.64    140.01    151.27

(1) The Peer Group Index included in the Performance Graph has been constructed and calculated by the Company. The Peer Group is comprised of issuers whose securities are publicly held but for which no active trading market exists. The index has been constructed assuming a constant share price and the annual reinvestment of dividends. The issuers included in the peer group and the relative weighting of the issuers' returns in the total index (calculated using total initial market capitalization) are as follows:


                                                             WEIGHTING IN
                                                           PEER GROUP INDEX
                                                     ------------------------------
    ISSUER                                            1995        1996        1997
    ------                                            ----        ----        ----
    PW Independent Living Mortgage Fund, Inc.        13.19%      13.19%      13.19%
    PW Independent Living Mortgage Fund, Inc. II      9.09%       9.09%       9.09%
    T.Rowe Price Renaissance Fund, Ltd.               3.68%       3.68%       3.68%
    CIPTM                                            24.91%      24.91%      24.91%
    CPA(R):12                                        49.12%      49.12%      49.12%

Certain Transactions

     William P. Carey, the Company's Chief Executive Officer, is a member of the Company's Board of Directors. During 1997, the Advisor, a Pennsylvania limited partnership whose general partner is Carey Fiduciary Advisors, Inc. ("CFA") and whose limited partners are William P. Carey and Francis J. Carey, was retained by the Company to provide advisory services in connection with identifying and analyzing prospective property investments as well as providing day-to-day management services to the Company. All of the outstanding stock of CFA is owned by William P. Carey. For the services it provides to the Company, the Advisor earns an Asset Management Fee and a Performance Fee, each equal to one-twelfth of .5% of the Average Invested Assets of the Company for the preceding month, payable monthly. In addition, the payment of the Performance Fee is subordinated to specified returns to Shareholders. During 1997, the Asset Management and Performance Fees earned by the Advisor were $746,250 and $746,250 respectively. The Performance Fee will be paid at a future time if certain performance criteria are satisfied.

PROPOSAL TO PAY FEES WITH STOCK

     The Company has engaged the Advisor to provide advisory services in connection with identifying and analyzing prospective investments as well as providing day-to-day management services to the Company. If shareholders receive a cumulative return of 8%, the Advisor receives an incentive fee of .5% of the average invested assets of the Company as a partial payment for such services. To date, the Advisor has earned $746,250 in performance fees which has been reflected on the Company's balance sheet as a payable to an affiliate but has not yet been paid. The Advisor also earns an annual management fee of .5% of the average invested assets of the Company.

     The Independent Directors have determined that it would be in the best interest of the Company and the shareholders to permit the Company to pay the fees to the Advisor (including fees earned and not yet paid) in either cash or common stock of the Company. The use of common stock to pay such fees would reduce the cash required by the Company to pay expenses, thereby strengthening the Company's balance sheet. The use of common stock would also increase the equity ownership of the Advisor and align further the interests of the Advisor and the shareholders of the Company.

     The Independent Directors have approved an amendment to the Advisory Agreement which would permit the Company to pay all or any portion of the fees payable to the Advisor in the form of cash or common stock. This amendment would permit the common stock used to pay such fees to be subject to such terms and restrictions as may be agreed upon by the Advisor and the Audit Committee of the Board of Directors.

     The Advisory Agreement may be amended upon the approval of the Independent Directors and the Advisor. The Independent Directors have elected to submit this proposal to the Shareholders for their approval even though such approval is not required.

     The affirmative vote of holders of a majority of the Company's Common Stock present at the meeting in person or by proxy is required for the adoption of the proposal. If the proposal is not approved by the Shareholders, the Independent Directors will not implement this amendment. Unless otherwise directed, proxies will be voted "FOR" approval of this proposal.

     THE DIRECTORS RECOMMEND A VOTE FOR THE ABOVE PROPOSAL.

Shareholder Proposals

     Any proposal which a Shareholder intends to present at the Company's 1999 Annual Meeting of Shareholders must be received by the Company no later than December 15, 1998 in order to be included in the Company's Proxy Statement and form of proxy relating to that meeting.

Independent Public Accountants

     The Company from its inception has engaged the firm of Coopers & Lybrand as its independent public accountants, and the Board of Directors has selected Coopers & Lybrand as auditors of 1998.

     A representative of Coopers & Lybrand will be available at the Annual Meeting, will be given the opportunity to make any statement he desires to make and will be available to respond to questions.

Other Matters

     Management does not know of other matters which are likely to be brought before the meeting. However, in the event that any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy are expected to vote the Shares represented by such proxy on such matters in accordance with their best judgment.

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting and the enclosed proxy is to be borne by the Company.

     In addition to the solicitation of proxies by the use of the mails, the Company may utilize some of the officers and employees of the Advisor (who will receive no compensation in addition to their regular salaries) to solicit proxies personally and by telephone. The Company does not currently intend to retain a solicitation firm to assist in the distribution of proxy statements and the solicitation of proxies, but if sufficient proxies are not returned to the Company it may retain an outside firm to assist in proxy solicitation for a fee estimated not to exceed $7,500 plus out of pocket expenses. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the Proxy Statement to their principals and to request authority for the execution of proxies, and will reimburse such persons for their expenses in so doing.

                                              By order of the Board of Directors






                                             /s/William P. Carey
                                             -------------------
                                             William P. Carey
                                             Chairman of the Board and
                                             Chief Executive Officer



May 4, 1998

                                REVOCABLE PROXY
                  CORPORATE PROPERTY ASSOCIATES 10 INCORPORATED

     [X]   PLEASE MARK VOTES
           AS IN THIS EXAMPLE

                    Proxy for Annual Meeting of Shareholders
                                  June 10, 1998
                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

  The undersigned shareholder of Corporate Property Associates 10 Incorporated appoints H. Augustus Carey, John J. Park and Claude Fernandez, and each of them, with full power of substitution, as proxy to vote all shares of the undersigned in Corporated Property Associates 10 Incorporated at the Annual Meeting of Shareholders to be held on June 10, 1998 and at any adjournment thereof, with like effect and as if the undersigned were personally present and voting, upon the following matters:

1.  Election of Directors for the One-Year Term Expiring in 1999


        William P. Carey             Warren G. Wintrub
        Ralph G. Coburn              William Ruder
        George E. Stoddard

                                                         FOR ALL
                [   ] FOR      [   ] WITHHOLD      [   ] EXCEPT

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------



2.  Proposal to allow the Company to use stock to pay fees to the Advisor.

3. Such other matters as may properly come before the meeting at the discretion of the proxy holders.

PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED (1) FOR THE NOMINATED DIRECTORS, (2) FOR PROPOSAL 2 AND (3) FOR OR AGAINST ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING AT THE DISCRETION OF THE PROXY HOLDER.

SIGNATURE(S) MUST CORRESPOND EXACTLY WITH NAME(S) AS IMPRINTED HEREON. When signing in a representative capacity, please give title. When shares are held jointly, only one holder need sign.

                         Please be sure to sign and date
                          this Proxy in the box below.

                    _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above

    Detach above card, sign, date and mail in postage paid envelope provided.

                  CORPORATE PROPERTY ASSOCIATES 10 INCORPORATED

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY

                                -- PLEASE VOTE --
                             YOUR VOTE IS IMPORTANT

                          Corporate Property Associates
                                 10 Incorporated

                                   Needs Your
                                   Proxy Vote
                                     Before
                                  June 5, 1998

Your vote is important and vital. If a quorum is not present in person or by proxy at the Annual Meeting, the Company will have to continue to solicit votes until a quorum is obtained. Your vote, then, could be critical in allowing the Company to conduct the business at hand, so please return your proxy cards as soon as possible. All shareholders will benefit from your cooperation.

                                   Thank you.

Corporate Property Associates 10 Incorporated, 50 Rockefeller Plaza, New York, NY 10020